UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )
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TALEO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

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April 24, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Taleo Corporation that will be held on Wednesday, May 21, 2008 at 3:00 p.m., Eastern time, at 111 Huntington Avenue, 31st floor, Boston, Massachusetts 02199.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2007 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Taleo.

Very truly yours,

Michael Gregoire
Chief Executive Officer and President

TALEO CORPORATION
4140 Dublin Boulevard, Suite 400
Dublin, California 94568

NOTICE OF ANNUAL MEETING
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 21, 2008 at 3:00 p.m., Eastern time.

Place:	111 Huntington Avenue, 31st floor, Boston, Massachusetts 02199.

Items of Business:	(1) To elect two Class III directors for a term of three years or until their respective successors have been duly elected and qualified.

(2) To ratify the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

(3) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 31, 2008.

Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

Michael Gregoire
Chief Executive Officer and President

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 24, 2008.

TALEO CORPORATION
4140 Dublin Boulevard, Suite 400
Dublin, California 94568

PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Taleo Corporation is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 21, 2008 at 3:00 p.m., Eastern time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 24, 2008.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at 111 Huntington Avenue, 31st floor, Boston, Massachusetts 02199. The telephone number at that location is (617) 516-2000.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 31, 2008. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 3:00 p.m., Eastern time. Stockholders may request directions in order to attend the Annual Meeting by calling (617) 516-2000.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with Taleo’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Taleo.

Beneficial owners — Many Taleo stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Taleo’s Class A common stock, par value $0.00001 per share, and Taleo’s Class B common stock, par value $0.00001 per share (collectively, the “Common Stock”), at the close of business on March 31, 2008 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 25,905,290 shares of Class A common stock and 462,118 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting. No shares of Taleo’s preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record of Taleo common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Taleo stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record of Taleo common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 1:00 a.m., Eastern time, on May 21, 2008. Most Taleo stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone — Stockholders of record of Taleo common stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 1:00 a.m., Eastern time, on May 21, 2008. Most Taleo stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1) The election of two Class III directors for a term of three years or until their respective successors have been duly elected and qualified; and

(2) The ratification of the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal One — A plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” on each of the two nominees for election as director. The two nominees for director receiving the highest number of affirmative votes will be elected as directors of Taleo to serve for a term of three years or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two — The affirmative vote of a majority of votes cast is required to ratify the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

• “FOR” the two nominees for election as director listed in Proposal One; and

• “FOR” the ratification of the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Taleo does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Taleo’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual

Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Taleo’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Taleo’s Secretary or should be sent so as to be delivered to Taleo’s principal executive offices, Attention: Corporate Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Taleo will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Taleo may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Taleo may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Taleo may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Taleo’s proxy materials — Stockholders may present proper proposals for inclusion in Taleo’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Taleo’s Secretary in a timely manner. In order to be included in the proxy statement for the 2009 annual meeting of stockholders, stockholder proposals must be received by Taleo’s Secretary no later than December 25, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Taleo’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to Taleo’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Taleo’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Taleo no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Taleo first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2009 annual meeting of stockholders is December 25, 2008.

If a stockholder who has notified Taleo of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Taleo need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Taleo. All notices of proposals by stockholders, whether or not included in Taleo’s proxy materials, should be sent to Taleo’s principal executive offices, Attention: Corporate Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Taleo proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2007 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2007 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2007 Annual Report may request to receive a separate copy of the proxy materials and 2007 Annual Report by calling (925) 452-3000 or by writing to Investor Relations at Taleo’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2007 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Taleo’s principal executive offices?

A:	Taleo’s principal executive offices are located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568. The telephone number at that location is (925) 452-3000.

Any written requests for additional information, additional copies of the proxy materials and 2007 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 21, 2008.

The proxy statement and annual report to stockholders are available at www.taleo.com under “Company — Investor Relations — SEC Filings” and “Company — Investor Relations — Annual Report”.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Taleo’s Board of Directors is currently comprised of eight members who are divided into three classes with staggered three-year terms. A director serves in office until his respective successor is duly elected and qualified or until his earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees

Two Class III directors have been nominated for election at the Annual Meeting for a three-year term expiring in 2011. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Patrick Gross and Jeffrey Schwartz for re-election as Class III directors. The term of office of each person elected as director will continue until such director’s term expires in 2011 or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the re-election of Messrs. Gross and Schwartz. Taleo expects that Messrs. Gross and Schwartz will accept such nominations; however, in the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

The Board of Directors Recommends a Vote “For” the Nominees Listed Above.

Information Regarding the Nominees and Other Directors

Nominees for Class III Directors for a Term Expiring in 2011

Name	Age	Principal Occupation and Business Experience

Patrick Gross	63	Chairman, The Lovell Group. Mr. Gross has served as a director since August 2006. Mr. Gross is chairman of The Lovell Group, a private business and technology advisory and investment firm, which he joined in October 2002. Mr. Gross is a founder of, and served in a variety of positions from 1970 to 2002 at American Management Systems, Inc., an information technology consulting, software development, and systems integration firm. Mr. Gross serves on the boards of directors of Capital One Financial Corporation, Career Education Corporation, Liquidity Services, Inc. and Waste Management, Inc. Mr. Gross also serves on the boards of directors of various private companies. Mr. Gross holds a bachelor’s degree in engineering science from Rensselaer Polytechnic Institute, a master’s degree in engineering from the University of Michigan and a master’s degree in business administration from Stanford University.
Jeffrey Schwartz	43	Managing Director, Bain Capital Venture Partners, LLC. Mr. Schwartz has served as a director since January 2001. Mr. Schwartz is a managing director of Bain Capital Venture Partners, LLC, a private investment firm. Prior to joining Bain Capital Venture Partners in March 2000, Mr. Schwartz was a vice president of Wellington Management Company, LLP, an investment management firm, from January 1999 to February 2000, and a vice president with Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, from August 1994 to January 1999. Mr. Schwartz holds a bachelor’s degree in economics from Dartmouth College and a master’s degree in business administration from Harvard University.

Incumbent Class I Directors Whose Term Expires in 2009

Name	Age	Principal Occupation and Business Experience

Gary Bloom	47	Independent Consultant. Mr. Bloom has served as a director since February 2007. Mr. Bloom is currently a consultant of TPG, a global private investment firm. He was the vice chairman and president of Symantec Corporation from July 2005 to March 2006. Mr. Bloom joined Symantec as a result of Symantec’s merger with Veritas Software Corporation, where he served as president and chief executive officer from November 2000 to January 2002, and chairman, president and chief executive officer from January 2002 to July 2005. Mr. Bloom joined Veritas after a 14-year career with Oracle Corporation, an enterprise software company, where he served as executive vice president responsible for server development, platform technologies, marketing, education, customer support and corporate development from May 1999 to November 2000, as executive vice president of the systems product division from March 1998 to May 1999, as senior vice president of the systems products division from November 1997 to March 1998, as senior vice president of the worldwide alliances and technologies division from May 1997 to October 1997, as senior vice president of the product and platform technologies division from May 1996 to May 1997, and as vice president of the mainframe and integration technology division and vice president of the massively parallel computing division from 1992 to May 1996. Mr. Bloom also serves on the board of directors of BMC Software, Inc. (NYSE: BMC). Mr. Bloom holds a bachelor’s degree in computer science from California Polytechnic State University San Luis Obispo.
Howard Gwin	49	Executive Management Consultant. Mr. Gwin has served as a director since December 2004. Mr. Gwin is an executive management consultant, advising chief executive officers in the technology industry. Prior to being an executive management consultant, Mr. Gwin served as a consultant to Solect Technology Group, a provider of billing, customer care and service management software, from May 2000 to December 2000 and as president and chief executive officer of Solect from February 2000 to April 2000. Prior to Solect, Mr. Gwin served as executive vice president, worldwide operations, at PeopleSoft, Inc., an enterprise software company, from February 1999 to January 2000, as senior vice president, international, from January 1998 to January 1999, as vice president, Europe from May 1996 to December 1997 and as vice president, Canada, from September 1994 to May 1996. Prior to PeopleSoft, Mr. Gwin served as general manager of strategic operations at Xerox Corporation, a technology and services enterprise, from October 1992 to August 1994. Mr. Gwin also serves on the boards of directors of MKS Inc. and several private companies. Mr. Gwin holds a bachelor’s degree in business administration from Simon Fraser University in Canada.

Name	Age	Principal Occupation and Business Experience

Greg Santora	56	Independent Management Consultant. Mr. Santora has served as a director since December 2006. Mr. Santora is an independent management consultant, advising clients in the technology industry. Prior to being an independent management consultant, Mr. Santora served as chief financial officer of Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 to September 2005. From 1997 through 2002, he served as senior vice president and chief financial officer of Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including senior finance director of Apple Americas and senior director of internal consulting and audit. Mr. Santora, who began his accounting career with Arthur Andersen LLP, has been a CPA since 1974. He has served on the board of directors of Align Technology, Inc. since July 2003. Mr. Santora holds a bachelor’s degree in accounting from University of Illinois and a master’s degree in business administration from San Jose State University.

Incumbent Class II Directors Whose Term Expires in 2010

Name	Age	Principal Occupation and Business Experience

Michael Gregoire	42	President and Chief Executive Officer, Taleo Corporation. Mr. Gregoire has served as Taleo’s president and chief executive officer since March 2005 and as a director since April 2005. Prior to joining Taleo, Mr. Gregoire worked at PeopleSoft, an enterprise software company, from May 2000 to January 2005, most recently as executive vice president, global services. Prior to PeopleSoft, Mr. Gregoire served as managing director for the Global Financial Markets at Electronic Data Systems, Inc, a technology services provider, from 1996 to April 2000. Mr. Gregoire holds a master’s degree from California Coast University and a bachelor’s degree in physics and computing from Wilfred Laurier University in Ontario, Canada.
Eric Herr	60	Chairman of the Board, Taleo Corporation. Mr. Herr has served as a director since March 2004, and as chairman of the board since March 2007. Mr. Herr served as an executive-in-residence at the Whittemore School of Business at the University of New Hampshire from September 1999 to May 2006. Mr. Herr previously served as president and chief operating officer of Autodesk, Inc., a design software and digital content company, from September 1996 to September 1999. Mr. Herr also served as Autodesk’s chief financial officer from May 1995 until September 1996, as vice president, finance and administration, from January 1995 to May 1995, and as vice president, emerging businesses, from December 1992 through January 1995. Mr. Herr holds a bachelor’s degree in economics from Kenyon College and a master’s degree in economics from Indiana University. Mr. Herr has served as chairman of the board of directors of Workscape, Inc. since May 2005 and as a board member and chairman of the audit committee of WNS (Holdings) Ltd. (NYSE: WNS) since July 2007. Mr. Herr currently sits on the Judicial Council for the State of New Hampshire.

Name	Age	Principal Occupation and Business Experience

Michael Tierney	55	Manager, Rodina (Luxembourg) S.a.r.l. Mr. Tierney has served as a director since February 2001. Mr. Tierney has been a manager of Rodina (Luxembourg) Sarl since 2007, when he co-founded the company. Rodina, through its affiliates, is engaged in various consumer finance activities in Russia and other countries of the former Soviet Union. From 2001 through 2007, Mr. Tierney was the chief executive officer of Seneca Investments, LLC, which owns various investments in digital marketing and communications companies. Prior to joining Seneca, Mr. Tierney was a senior executive with Omnicom Group, Inc., a holding company of advertising, marketing and communications firms. From 1983 to 1992, and from 1995 to 2000, when he joined Omnicom, Mr. Tierney was an investment banker with Lehman Brothers, Stamford Company and Ecoban Finance Ltd., focusing on international transactions. From 1992 to 1995, he was president of Alusit Ltd., an international specialty packaging company subsequently acquired by Japan Tobacco, part of the Japanese Ministry of Finance. From 1979 to 1983, Mr. Tierney practiced law in New York and Hong Kong with Coudert Brothers, and as general counsel, Asia, for American Express Bank. Mr. Tierney holds a bachelor’s degree in English from the University of Maryland and a law degree from the University of Chicago.

There are no family relationships among any of our directors or executive officers.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of Taleo for the fiscal year ending December 31, 2008, and recommends that the stockholders vote for ratification of such appointment. Deloitte & Touche LLP has audited Taleo’s financial statements since 1999. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of
Deloitte & Touche LLP as Taleo’s Independent Registered Public Accounting Firm
for the Fiscal Year Ending December 31, 2008.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Taleo by Deloitte & Touche LLP for the years ended December 31, 2006 and December 31, 2007.

	2007(1)	2006(2)

Audit Fees(3)	$2,034,430	$2,234,310
Audit-Related Fees	—	—
Tax Fees(4)	138,053	287,797
All Other Fees(5)	—	8,320

Total	$2,172,483	$2,530,427

(1)	Amounts paid in Canadian dollars were converted to US dollars using the average conversion rate of 1.0194 Canadian dollars per US dollar on December 31, 2007.

(2)	Amounts paid in Canadian dollars were converted to US dollars using the average conversion rate of 0.8581 Canadian dollars per US dollar on December 31, 2006.

(3)	Audit fees consist of fees billed for professional services rendered for the audit of Taleo’s annual financial statements included in Taleo’s Annual Reports on Form 10-K and for the review of the unaudited financial statements included in Taleo’s Quarterly Reports on Form 10-Q, as well as services that generally only Taleo’s independent registered public accounting firm can reasonably provide. Audit fees also include the audit of Taleo’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees for 2007 also include $145,000 related to our S-1 registration filing in fiscal 2007.

(4)	Tax fees consist principally of services related to our Canadian tax audit, tax compliance, and reporting and tax consulting.

(5)	All other fees for 2006 consist of fees rendered in connection with the acquisition of certain assets of JobFlash, Inc. and research.

Pre-Approval of Audit and Non-Audit Services

Taleo’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Taleo’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Taleo by its independent registered public accounting firm, with certain exceptions described in the policy.

All Deloitte & Touche LLP services and fees in 2006 and 2007 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Taleo has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.” Taleo will also post on this section of its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, which are required to be disclosed by the rules of the Securities and Exchange Commission (“SEC”) or The NASDAQ Stock Market LLC (“Nasdaq”).

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Michael Gregoire, all of its current members are “independent directors” as that term is defined in the Nasdaq listing standards.

Board Meetings and Committees

During 2007, the Board of Directors held a total of nine meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings held by all committees of the Board of Directors on which he served during the past fiscal year. Taleo’s Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Howard Gwin, Greg Santora and Michael Tierney, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Mr. Santora is the chairman of the

Audit Committee. The Board of Directors has determined that Mr. Santora is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met nine times during 2007.

The Audit Committee is responsible for:

•	Overseeing the accounting and financial reporting processes and audits of our financial statements;

•	Overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls; and

•	Providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 33.

Compensation Committee

The Compensation Committee currently consists of Patrick Gross, Mr. Gwin and Jeffrey Schwartz, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Gwin is the chairman of the Compensation Committee. The Compensation Committee met eleven times during 2007.

The Compensation Committee is responsible for:

•	Overseeing our compensation policies, plans and benefit programs and making recommendations to the board with respect to improvements or changes to the plans and other plans proposed for adoption;

•	Reviewing and approving for our chief executive officer and other executive officers: (i) annual base salary, (ii) annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change of control agreements/provisions, (v) signing bonuses or payment of relocation costs, and (vi) any other benefits, compensation or arrangements;

•	Approving and evaluating the compensation plans, policies and programs for executive officers; and

•	Acting as administrator of our equity compensation plans.

The Compensation Committee has delegated to the Non-executive Stock Option Committee, consisting of Taleo’s chief executive officer, the authority to grant stock options within certain guidelines to employees other than Taleo’s executive officers. See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Taleo’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

The Compensation Committee Report is included in this proxy statement on page 20.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Gary Bloom, Mr. Gross and Mr. Tierney, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Gross is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met two times during 2007.

The Corporate Governance and Nominating Committee is responsible for:

•	Reviewing and making recommendations to the board regarding matters concerning corporate governance;

•	Reviewing the composition and performance of the board and making recommendations to the board regarding director nominees and director compensation;

•	Reviewing and making recommendations to the board regarding committees and their composition; and

•	Reviewing conflicts of interest of members of the board of directors and officers.

The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by the stockholders of Taleo; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Gross, Mr. Gwin and Mr. Schwartz served as members of the Compensation Committee during fiscal 2007. No interlocking relationship exists between any member of Taleo’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Taleo.

Attendance at Annual Stockholder Meetings by the Board of Directors

Taleo encourages members of the Board of Directors to attend the annual meeting of stockholders, but does not have a policy requiring attendance. At the time of our 2007 annual meeting of stockholders, we had nine directors. Eight directors attended Taleo’s 2007 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Taleo’s Corporate Secretary at Taleo’s principal executive offices and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Taleo within the last three years and evidence of the recommending person’s ownership of Taleo stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s general criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees, are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•	The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for reelection at the annual meeting of stockholders.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (i) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (ii) such issues as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (iii) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the software industry and Taleo’s business in particular, (iv) have qualifications that will increase the overall effectiveness of the Board of Directors, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Corporate Governance and Nominating Committee will apply these same principles when evaluating candidates to the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to the Board of Directors, c/o Chairman of Corporate Governance and Nominating Committee at Taleo’s principal executive offices. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an explanation and analysis of the material elements of the compensation provided to our named executive officers.

Throughout this section, the individuals who served as chief executive officer and chief financial officer for fiscal 2007, as well as the other executive officers named in the “2007 Summary Compensation Table” below, are referred to as our “named executive officers.”

Overview of Executive Compensation Philosophy and Objectives

Taleo’s compensation philosophy is to provide competitive compensation to attract, motivate and retain the talented individuals that are critical for our success. We have designed our compensation programs to encourage the achievement of overall financial results, including consistent revenue growth and profitability, and to encourage role specific individual contributions by named executive officers. We aim to align the interests of our named executive officers with the interests of our stockholders in order to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

Role of the Compensation Committee

Our Compensation Committee currently consists of Patrick Gross, Howard Gwin and Jeffrey Schwartz. Each member of our Compensation Committee is (i) an “independent” director under the requirements of Nasdaq, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on our website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

The Compensation Committee is responsible for overseeing our compensation policies, plans and benefit programs and administering our equity compensation plans. In addition, the Compensation Committee reviews and approves the specific elements of our named executive officers’ compensation, as well as agreements or arrangements with our named executive officers relating to employment, severance or changes of control. In doing so, our Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our compensation philosophy and programs.

Role of Executives in Determining Compensation

We review with the Compensation Committee on a regular basis our compensation philosophy and programs, including for named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Management, including Mr. Gregoire, our chief executive officer, and our group vice president of people and talent, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Gregoire’s compensation with him, but makes decisions with respect to Mr. Gregoire’s compensation without him present.

Mr. Gregoire and other executive officers or employees attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees or present compensation decisions to the Board of Directors for review and approval. The Compensation Committee has delegated to Mr. Gregoire, acting as the Non-executive Stock Option Committee, a subcommittee of the Compensation Committee, the authority to grant stock options within certain guidelines. See “Equity Grant Policy” below. During the decision-making process for compensation to take effect in 2008, the Compensation Committee also presented its conclusions about Mr. Gregoire’s compensation to the Board of Directors for review and approval. Mr. Gregoire was not present for that presentation, nor was he present when the Board of Directors discussed his compensation.

Comparative Framework

Taleo aligns both its cash and equity compensation to comparable companies’ executive officer compensation programs.

Comparative Framework for 2007

To assist the Compensation Committee in its decision making process for named executive officer compensation to take effect in 2007, management reviewed and analyzed compensation data compiled from the most directly-relevant published survey sources available, including surveys from Radford Surveys + Consulting (“Radford”) and Culpepper and Associates, Inc. For 2007, we considered our peer companies to be software companies with revenues under $200 million, including: Actuate Corporation, Advent Software, Inc., Callidus Software Inc., Interwoven Inc., Lightbridge Inc., Quark Inc., SuccessFactors, Inc., and Vignette Corporation, among others. In addition, management engaged a compensation consulting firm, Advanced Professionals, to assist in the analysis of compensation survey data. Advance Professionals prepared a memorandum to management containing an executive summary and recommendations in order for our compensation to be competitive to the peer companies. Advance Professionals provided its feedback to management and provides no other services to Taleo. In addition to survey data described above, we analyzed information reported in our peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation, and equity compensation.

Comparative Framework for 2008

To assist the Compensation Committee in its decision making process for named executive officer compensation to take effect in 2008, the Compensation Committee engaged Valere Consulting (“Valere”), a compensation consulting firm, and asked Valere to conduct a comparative review and analysis of our executive compensation program and to make recommendations. Valere considered the competitiveness of Taleo’s compensation elements, including base salary, cash incentive, and equity incentive compensation, and met with the Compensation Committee to share and discuss the results of this analysis. For this analysis, the Compensation Committee selected a narrower group of peer companies than in 2007. Peer companies were selected on the basis of fiscal and business similarities to Taleo. Generally, our 2008 peer companies are software companies against which we are most often compared by financial analysts. Many of these companies also employ a software-as-a-service business model, similar to ours. The 2008 peer companies included: Concur Technologies Inc., Kenexa Corp, Omniture, Inc., RightNow Technologies, Inc., SABA Software Inc., Salesforce.com Inc., SumTotal Systems Inc., and Ultimate Software Group Inc. Valere also reviewed and analyzed compensation data compiled from the most directly-relevant published survey sources available, including Radford surveys of organizations that have less than $500 million in revenue and organizations with $500 million to $1 billion in revenue.

In addition to its work for the Compensation Committee, Valere also conducted research and analysis for the Governance Committee regarding Board of Director compensation and provided management with general compensation analysis, including an analysis of our benefits, base pay and variable pay plans for all job classifications.

Elements of Compensation

The principal elements of our executive compensation programs are:

•	Base salary;

•	Cash incentive compensation;

•	Equity compensation;

•	Severance and change of control protection; and

•	Perquisites and generally available benefit programs.

In 2007, we structured on-target cash incentive compensation under our executive bonus plan, as described below, to represent approximately 55% to 145% of base salary, with a maximum of approximately 76% to 165% of base salary for achievement above target. In 2007, base salary represented approximately 13% to 40% of total compensation for named executive officers, and cash bonuses under our executive bonus plan and discretionary bonuses represented approximately 14% to 36% of total compensation for named executive officers. Our named executive officers as of January 1, 2007 were awarded stock option grants in 2007. See “Grants of Plan-Based Awards in 2007” below. New equity awards represented approximately 8% to 11% of total compensation for our named executive officers in 2007.

For 2008, we increased cash compensation to certain named executive officers and awarded new equity grants to our named executive officers consistent with our compensation philosophy. In 2008, we intend for base salaries to represent approximately 14% to 34% of total compensation for named executive officers, and for cash bonuses to represent approximately 17% to 32% of total compensation for named executive officers. We intend new equity awards in 2008 to represent approximately 4% to 14%, of total compensation.

For the annual compensation value of equity awards used to calculate the percentages above, we used the annual compensation expense to us for such awards, calculated in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (“FAS 123(R)”) (disregarding an estimate of forfeitures related to service-based vesting conditions).

Base Salary

Salaries are intended to compensate our executive officers for their day-to-day service and are considered an important element of compensation necessary to retain our executive officers in a competitive marketplace. Our goal is to set base salaries at a level that is competitive with our peer companies. We generally consider named executive officer base salaries to be competitive if they are at or about the 50th percentile for comparable positions at our peer companies. The Compensation Committee establishes base salaries for our named executive officers primarily on the basis of the executive’s level of responsibility, general salary practices of peer companies and the officer’s individual qualifications, experience and performance. The Compensation Committee reviews salaries annually and may adjust them from time to time in accordance with certain criteria, which include individual performance, the scope of the named executive officer’s on-going duties, Taleo’s financial performance generally, changes in the peer group in which Taleo competes for executive talent, and general changes in market conditions. To determine salary recommendations for each named executive officer other than himself, Mr. Gregoire and our group vice president of people and talent review each named executive officer’s experience, knowledge, skills, responsibilities and performance, as well as the performance of Taleo overall and the comparable market data discussed above. After this review, Mr. Gregoire makes a recommendation to the Compensation Committee for consideration and approval. Base salary with respect to Mr. Gregoire is reviewed annually by the Compensation Committee and adjustments are determined by the Compensation Committee or the independent members of the board directly in light of our compensation philosophy and comparable market data. In addition, when making decisions about named executive officer compensation to take effect in 2008, the Compensation Committee reviewed and considered the analysis of Valere, as described above.

In light of the process described above, the Compensation Committee approved the following base salary amounts, which became effective January 1, 2008:

Named Executive Officer	2007 Base Salary ($)	2008 Base Salary ($)

Mr. Gregoire	300,000	400,000
Ms. Murray	275,000	290,000
Mr. Carr	250,000	260,000
Mr. Gauvin	170,000	210,000
Mr. Benson(1)	210,000	—

(1)	Mr. Benson resigned in November 2007.

Cash Incentive Compensation

Executive Bonus Plan.  The executive bonus plan is designed to motivate participants to achieve our financial and operational objectives. Our executive bonus plan contains a mixture of company-wide objectives, which we believe are appropriate to foster teamwork among the members of our senior management, and role specific objectives. The executive bonus plan is approved annually by the Compensation Committee and consists of a variable cash bonus to reward executives when preset objectives are met. All of our named executive officers participated in the executive bonus plan in 2007. Mr. Benson was removed from the executive bonus plan following his resignation in November 2007.

The amount of cash bonus paid under the executive bonus plan in 2007 to each named executive officer was determined based on the achievement of the quarterly and yearly financial and operational objectives set forth below with respect to each named executive officer. We believe the performance objectives set forth below are in furtherance of our goal to achieve and maintain consistent revenue growth and profitability.

Named Executive		Percentage of	Percentage of	Percentage of	Percentage of	Percentage of
Officer	Performance Objective	Q1 Bonus	Q2 Bonus	Q3 Bonus	Q4 Bonus	Annual Bonus

Mr. Gregoire	Corporate Bookings(1)	40%	40%	40%	40%	0%
	Total Revenue	40%	40%	40%	40%	0%
	Corporate Margin Percentage(2)	20%	20%	20%	20%	0%
	Board-determined Objectives	0%	0%	0%	0%	100%

Ms. Murray	Corporate Bookings(1)	40%	40%	40%	40%	0%
	Total Revenue	20%	20%	20%	20%	0%
	Corporate Margin Percentage(2)	40%	40%	40%	40%	0%
	Milestones Related to our Performance Management Product	0%	0%	0%	0%	100%

Mr. Carr	Bookings in North America(3)	50%	50%	50%	50%	0%
	Total Revenue	25%	25%	25%	25%	0%
	Corporate Margin Percentage(2)	25%	25%	25%	25%	0%
	Milestones Related to our Performance Management Product	0%	0%	0%	0%	100%

Mr. Gauvin	Corporate Bookings(1)	20%	20%	20%	20%	0%
	Consulting Services Revenue	30%	30%	30%	30%	0%
	Consulting Services Margin Percentage(4)	50%	50%	50%	50%	0%
	Milestones Related to our Performance Management Product	0%	0%	0%	0%	100%

Mr. Benson	Corporate Bookings(1)	25%	25%	25%	25%	0%
	Cost of Goods Sold as a Percentage of Revenue	25%	25%	25%	25%	0%
	System Uptime(5)	25%	25%	25%	25%	0%
	Quarterly Business Objectives	25%	25%	25%	25%	0%
	Milestones Related to our Performance Management Product	0%	0%	0%	0%	100%

(1)	Corporate bookings are the sum of the revenue recognizable in the first twelve months for each contract closed in a fiscal quarter.

(2)	Corporate margin percentage is a non-GAAP measure representing the quotient resulting from total revenue minus the difference between cost of revenue and operating expenses divided by total revenue.

(3)	Bookings in North America are the sum of the revenue recognizable in the first twelve months for each contract closed in North America in a fiscal quarter.

(4)	Consulting services margin percentage is a non-GAAP measure representing the quotient resulting from total consulting revenue minus the difference between cost of consulting revenue and consulting operating expenses divided by total consulting revenue.

(5)	System uptime is the percentage of time in a quarter during which our software is accessible by our customers, as measured by our monitoring software.

For certain performance objectives, it was possible in 2007 to exceed the targeted achievement and receive a bonus payment in excess of the on-target amount. Twenty percent of the target cash bonus was payable each quarter, with an additional twenty percent payable at year end. While performance targets are established at levels that are intended to be achievable, a maximum bonus payout would require very high levels of both individual and company performance that we believe is possible but difficult to achieve.

The bonuses paid in 2007 to our named executive officers under the executive bonus plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2007 Summary Compensation Table” below. The on-target and maximum bonus payable in 2007 to each named executive officer under the executive bonus plan is reflected in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards in 2007” table, below. The Compensation Committee, in conjunction with management, reviews the company’s target cash bonuses annually and may adjust them from time to time if needed to reflect changes in market conditions. To determine target cash bonus recommendations for each named executive officer other than himself, Mr. Gregoire reviews the market comparable data with our group vice president of people and talent and makes a recommendation to the Compensation Committee for review and approval. The target cash bonus with respect to Mr. Gregoire is reviewed annually by the Compensation Committee and adjustments are determined by the Compensation Committee in light of our compensation philosophy and market comparable data. In addition, the Compensation Committee reviewed the analysis and recommendations of Valere, as described above, when making decisions about named executive officer compensation to take effect in 2008.

In December 2007, the Compensation Committee approved the following on-target bonus amounts with respect to our named executive officers under the executive bonus plan for 2008:

Named Executive Officer	2007 On-Target Bonus ($)	2008 On-Target Bonus ($)

Mr. Gregoire	400,000	500,000
Ms. Murray	150,000	165,000
Mr. Carr	250,000	250,000
Mr. Gauvin	170,000	200,000
Mr. Benson	210,000	—

The executive bonus plan for 2008 operates in a substantially similar manner to the executive bonus plan in 2007, though certain performance objectives have changed. The 2008 target bonuses set forth in the table above became effective January 1, 2008.

Discretionary Bonuses.  In addition to the executive bonus plan, in 2007 we paid additional discretionary cash bonuses to our named executive officers as reflected in the “Bonus” column of the “2007 Summary Compensation Table” below. These payments reflect bonuses for achievement of non-financial objectives not measured by the executive bonus plan in 2007.

Equity Compensation

We use equity compensation to encourage our named executive officers to pursue long-term strategies for increasing stockholder value and to attract and retain high-caliber executives through recognition of anticipated future performance. We grant stock options, restricted stock and restricted stock units to employees, including our named executive officers, under our stock plans.

Our named executive officers as of January 1, 2007 were awarded stock options in 2007 as a retention incentive and in furtherance of our goal for new equity grants to comprise a substantial component of executive compensation. See “Grants of Plan-Based Awards in 2007” below.

In 2008, we granted restricted stock and restricted stock units to each named executive officer in the following amounts:

Named Executive Officer	Restricted Stock Awards (#)	Restricted Stock Units (#)

Mr. Gregoire	100,000	0
Ms. Murray	30,000	0
Mr. Carr	10,000	0
Mr. Gauvin	0	20,000

These grants were made in February 2008 and are intended to meet our retention objectives and maintain our market alignment for target compensation. Our grants of restricted stock awards, as opposed to stock options, were designed to create a long-term incentive for named executive officers to maximize stockholder returns and to reduce the size of grants made under our equity plan. We determined grant amounts by reviewing competitive market data, as described above, individual performance assessments and business objectives with the Compensation Committee. Disparities in the restricted stock awards granted to named executive officers are primarily due to benchmarking against similar positions at the peer companies and are intended to make compensation for each named executive officer competitive with individuals in similar roles at peer companies. Named executive officers located in Canada were granted restricted stock units due to the negative tax impact of restricted stock awards in Canada.

Equity Grant Policy

In 2006 and prior, the effective grant date for all equity awards to named executive officers and members of our board of directors was the date on which the Compensation Committee approved the grant, unless our board of directors or the Compensation Committee specified a later date or grants occurred automatically pursuant to our stock plans. In March 2007, the Compensation Committee adopted a policy with the following terms:

•	For awards approved during a closed trading window under our insider trading policy, the grant date for all equity awards that directly report to our chief executive officer and all equity awards of greater than 20,000 shares shall be the next open trading day following the date of approval by the Compensation Committee;

•	For equity awards to new directors, which are approved automatically upon appointment of the director under our 2004 Stock Plan, that occur during a closed trading window, the grant date shall be the next open trading day following the date of automatic approval;

•	The grant date for automatic annual equity awards to our directors with greater than six months of board service shall be the date of the annual meeting;

•	If approved by the Compensation Committee during a closed trading window, the grant date for Taleo’s annual non-executive employee retention grant to all eligible employees shall be the next open trading day following the date of approval by the Compensation Committee; and

•	Equity awards to new employees other than (i) employees that directly report to our chief executive officer and (ii) awards of greater than 20,000 shares shall be approved by Mr. Gregoire, acting as the Non-executive Stock Option Committee, on the second Monday following the last day of the employee’s month of hire and the grant date shall be the date of approval by the Non-executive Stock Option Committee.

All stock options are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant.

Severance and Change of Control Protection

Taleo has entered into employment agreements with our named executive officers, which in part provide for severance benefits in certain circumstances, including upon termination without cause or for good reason, and upon termination without cause or for good reason following a change of control of Taleo. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate named executive officers to continue employment with the company and continue their dedication to maximizing stockholder value in the event of a potential change in control. The severance benefits and employment agreements are described in more detail in “Potential Payments Upon Termination or Change of Control” below.

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. See “2007 Summary Compensation Table” below.

Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2007, Taleo did not match employee contributions to our 401(k) plan. Effective January 1, 2008, we instituted a 401(k) matching program with the following specifics: (i) for employee contributions to the our 401(k) plan of up to 4% of the each employee’s base salary, we will match such employee contributions at a rate of $0.50 for every $1.00 contributed by the employee; and (ii) our 401(k) matching program has a three year vesting period with one third of the employer contribution match vesting each year over the three year period. We do not provide any retirement programs such as pension plans, deferred compensation plans, or other retirement benefits to the named executive officers.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Taleo to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Internal Revenue Code. To the extent appropriate, Taleo structures the compensation paid to named executive officers as performance-based compensation in order to comply with the $1 million compensation deduction limitation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Howard Gwin (Chairman)
Patrick Gross
Jeffrey Schwartz

2007 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2007.

						Non-Equity
				Stock		Incentive Plan	All Other
Name and		Salary	Bonus ($)	Awards	Option Grants	Compensation	Compensation	Total
Principal Position	Year	($)	(1)	($)(2)	($)(2)	($)	($)	($)

Michael Gregoire	2007	300,000	—	—	1,575,417	433,600	—	2,309,017
President and Chief Executive Officer	2006	300,000	—	—	1,381,863	216,000	—	1,897,863
Katy Murray(3)	2007	275,000	5,000	50,496	241,724	153,000	—	725,220
Executive Vice President and Chief Financial Officer	2006	80,208	75,000	12,866	46,755	53,000	29,962 (4)	297,791
Jeffrey Carr	2007	250,000	5,000	124,011	305,329	222,500	—	906,840
Executive Vice President, Global Alliances and America Sales	2006	243,750	10,000	72,708	238,448	164,000	—	728,906
Guy Gauvin(5)	2007	194,813	3,058	62,006	55,851	172,796	—	488,524
Executive Vice President, Global Services	2006	154,458	10,000	36,354	37,790	107,204	—	345,806
Bradford Benson(6)	2007	137,500	—	99,678	254,625	94,673	47,640	634,116
Former Executive Vice President, Products and Technology	2006	200,000	5,000	72,708	211,070	124,000	—	612,778

(1)	For 2006, reflects payments mandated pursuant to Ms. Murray’s employment agreement. For 2006 (with the exception of Ms. Murray) and 2007, reflects cash bonuses paid for achievement of objectives other than those set forth in our executive incentive compensation plan.

(2)	Reflects the compensation expense reported by us for these awards/grants in fiscal 2006 and 2007 in accordance with FAS 123(R) (disregarding an estimate of forfeitures related to service-based vesting conditions), and thus may include amounts for awards granted in prior periods. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

(3)	Ms. Murray joined us in September 2006.

(4)	Represents $23,062 of relocation expenses and $6,900 in corresponding tax reimbursement for relocation expenses.

(5)	Cash compensation was paid in Canadian dollars. Such amounts were converted to US dollars using the average conversion rate of 0.8581 Canadian dollars per US dollar on December 31, 2006 for fiscal 2006 and 1.0194 Canadian dollars per US dollar on December 31, 2007.

(6)	Mr. Benson resigned in November 2007, although he acted as an independent consultant to Taleo until March 2008. $47,640 represents compensation expense for prior equity grants to Mr. Benson that vested during his service as a consultant. This compensation expense was reported in fiscal 2007 in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008.

Grants of Plan-Based Awards in 2007

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2007 under any plan.

						Grant
						Date
		Estimated Possible Payouts Under		All Other		Fair
		Non-Equity Incentive		Option	Exercise	Value of
		Plan Awards		Awards:	or Base	Stock
				Number of	Price of	and
				Securities	Option	Option
				Underlying	Awards	Awards
Name	Grant Date	Target ($)	Maximum ($)	Options(#)	($)	($)(1)

M. Gregoire	—	400,000	496,000	—	—	—
	02/21/07	—	—	100,000	15.79	868,990
K. Murray	—	150,000	210,000	—	—	—
	02/21/07	—	—	30,000	15.79	260,697
J. Carr	—	250,000	400,000	—	—	—
	02/21/07	—	—	35,000	15.79	304,147
G. Gauvin	—	200,075	278,408	—	—	—
	02/21/07	—	—	30,000	15.79	260,697
B. Benson(2)	—	210,000	231,000	—	—	—
	02/21/07	—	—	35,000	15.79	304,147

(1)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

(2)	Mr. Benson resigned in November 2007. Target and maximum cash incentive payments set forth in the table above reflect total payments Mr. Benson might have been entitled to had he remained employed by Taleo for the full year.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information concerning unexercised options and stock awards that have not vested for each named executive officer, outstanding as of December 31, 2007.

			Option Awards					Stock Awards
									Market
									Value of
								Number	Shares or
								of Shares	Units of
								or Units	Stock
			Number of Securities					of Stock	That
		Vesting	Underlying Unexercised			Option	Option	That	Have Not
	Grant	Commencement	Options (#)			Exercise	Expiration	Have Not	Vested
Name	Date	Date(1)	Exercisable		Unexercisable	Price ($)	Date	Vested (#)	($)(2)

M. Gregoire	02/21/07	02/21/07	—		100,000	15.79	02/21/17	—	—
	12/14/05	12/14/05	50,000		50,000	13.75	12/14/15	—	—
	04/15/05	03/14/05	259,237		186,017	13.50	04/15/15	—	—
K. Murray	02/21/07	02/21/07	—		30,000	15.79	02/21/17	—	—
	09/29/06	09/18/06	5,209		85,938	10.12	09/29/16	—	—
	09/29/06	10/01/06	—		—	—	—	15,000	431,700
J. Carr	02/21/07	02/21/07	—		35,000	15.79	02/21/17	—	—
	12/08/04	11/15/04	89,930		26,736	13.50	12/08/14	—	—
	05/31/06	04/01/06	—		—	—	—	25,000	719,500
G. Gauvin	02/21/07	02/21/07	—		30,000	15.79	02/21/17
	03/17/04	01/01/04	12,239		261	18.00	03/17/14	—	—
	09/01/00	09/15/00	5,000	(3)	—	5.70	090/1/10	—	—
	05/31/06	04/01/06	—		—	—	—	12,500	359,750
B. Benson	02/21/07	02/21/07	—		35,000	15.79	02/21/17
	04/27/05	01/01/05	18,229		6,771	13.50	04/27/15	—	—
	04/15/05	01/01/05	54,686		20,314	13.50	04/15/15	—	—
	05/31/06	04/01/06	—		—	—	—	25,000	719,500

(1)	Unless otherwise indicated, all options granted to named executive officers vest over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter, and all stock awards vest at a rate of 1/16th per quarter beginning on the vesting commencement date.

(2)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $28.78, the closing price on the Nasdaq of Taleo’s Class A common stock on December 31, 2007, the last business day of fiscal 2007, by (ii) the number of shares or units of stock.

(3)	This option vested over a three-year period, at a rate of 1/3rd upon the first anniversary of the vesting commencement date and then at a rate of 1/36th per month thereafter.

2007 Option Exercises and Stock Vested

The following table presents information concerning the aggregate number of shares for which options were exercised, and the aggregate number of shares that vested, during fiscal 2007 for each of the named executive officers.

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on		Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)		Exercise ($)(1)	Vesting(#)	Vesting ($)(2)

M. Gregoire	150,000	(3)	2,100,000	—	—
K. Murray	33,853	(3)	655,161	5,000	97,825
J. Carr	—		—	10,000	195,650
G. Gauvin	102,634	(3)	1,473,743	5,000	97,825
B. Benson	—		—	10,000	195,650

(1)	Reflects the difference between the market price of Taleo’s Class A common stock at exercise and the exercise price of the option.

(2)	Reflects the closing price of Taleo’s Class A common stock on the vesting date.

(3)	Exercises were made pursuant to a Rule 10b5-1 trading plan.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

Employment Agreement with Michael Gregoire

In March 2005, Taleo entered into an employment agreement with Mr. Gregoire, Taleo’s president and chief executive officer. Under the employment agreement, in the event Mr. Gregoire’s employment is terminated by Taleo without cause or Mr. Gregoire resigns for good reason, as such terms are defined in the employment agreement, Mr. Gregoire will receive a severance payment equal to 12 months of his then current annual base salary payable in one lump-sum within 30 days of such termination or resignation, and continued participation in our health insurance plan for 12 months. In addition, the vesting schedule of Mr. Gregoire’s outstanding equity awards will accelerate by 12 months, and he will be permitted to exercise vested options for 12 months following termination of employment.

In addition to the foregoing severance benefits, upon a change of control, as such term is defined in the employment agreement, Mr. Gregoire will receive immediate vesting with respect to 50% of his outstanding equity awards. If, within 60 days before or 18 months following a change of control, Mr. Gregoire’s employment is terminated without cause or Mr. Gregoire resigns for good reason, he will be entitled to receive a severance payment equal to 12 months of his then current annual base salary plus 100% of his target bonus for the year of termination, and all of Mr. Gregoire’s unvested stock options will vest immediately. Mr. Gregoire is entitled to a gross-up payment, not to exceed $2,000,000, for any excise tax liabilities under Section 280G of the Internal Revenue Code.

Also, Mr. Gregoire is subject to a nonsolicitation covenant for 12 months following termination of employment, as well as customary confidentiality and nondisclosure covenants for the term of employment and thereafter.

Employment Agreement with Katy Murray

In August 2006, Taleo entered into an employment agreement with Ms. Murray, Taleo’s executive vice president and chief financial officer. Under the employment agreement, in the event Ms. Murray’s employment is terminated by us without cause or Ms. Murray resigns for good reason, as such terms are defined in the employment agreement, Ms. Murray will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of her then current annual base salary for six months, and (iii) reimbursement of COBRA premiums provided Ms. Murray elects to continue coverage until the earlier of (1) six months following termination or resignation, (2) the expiration of coverage, or (3) the date Ms. Murray becomes eligible for substantially equivalent health insurance in connection with new or self-

employment. In addition, Ms. Murray’s outstanding equity awards will continue to vest or be released from restriction for six months from the date of termination of employment.

Further, in the event Ms. Murray’s employment is terminated without cause or Ms. Murray resigns for good reason, within one year following a change of control, as such term is defined in the employment agreement, Ms. Murray will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of her then current annual base salary for 12 months, (iii) bonus payments at her then current rate for 12 months, and (iv) reimbursement of COBRA premiums provided Ms. Murray elects to continue coverage until the earlier of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Ms. Murray becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Ms. Murray’s outstanding equity awards will vest or be released from restriction immediately.

Also, Ms. Murray is subject to nonsolicitation and noncompetition covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Jeffrey Carr

In March 2006, Taleo entered into an employment agreement with Mr. Carr, Taleo’s executive vice president, global marketing and America sales. Under the employment agreement, in the event Mr. Carr’s employment is terminated by Taleo without cause or Mr. Carr resigns for good reason, as such terms are defined in the employment agreement, Mr. Carr will receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for six months, and (iii) reimbursement of COBRA premiums provided Mr. Carr elects to continue coverage until the earlier of (1) six months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Carr becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, the vesting schedule of Mr. Carr’s outstanding equity awards will accelerate by six months, which awards shall be exercisable for six months after the date of termination.

Further, in the event Mr. Carr’s employment is terminated without cause or Mr. Carr resigns for good reason, within one year following a change of control, as such term is defined in the employment agreement, he will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for 12 months, (iii) bonus payments at his then current rate for 12 months, and (iv) reimbursement of COBRA premiums provided Mr. Carr elects to continue coverage until the earlier of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Carr becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Carr’s outstanding equity awards will vest immediately, which awards shall be exercisable until the earlier of (i) the expiration of 6 months from his date of termination, or (ii) the later of (1) December 31st of the calendar year in which such option would have expired pursuant to its original terms, or (2) the 15th day of the third month following the date which such option would have expired pursuant to its original terms. Mr. Carr is entitled to a gross-up payment, not to exceed $200,000, for any excise tax liabilities under Section 280G of the Internal Revenue Code.

Also, Mr. Carr is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Guy Gauvin

In March 2006, Taleo (Canada) Inc., a subsidiary of Taleo, entered into an employment agreement with Mr. Gauvin, Taleo’s executive vice president, global services. Under the employment agreement, in the event Mr. Gauvin’s employment is terminated by Taleo without cause or Mr. Gauvin resigns for good reason, as such terms are defined in the employment agreement, Mr. Gauvin will receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for 12 months, and (iii) reimbursement of health coverage premiums for 12 months following termination or resignation or until the date Mr. Gauvin becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, the vesting schedule of Mr. Gauvin’s outstanding equity awards will accelerate by six months. If, within one year following a change of control, as such term is defined in the employment agreement, Mr. Gauvin’s employment is terminated without cause or Mr. Gauvin resigns for good reason, he will be entitled to receive the severance payments described above, as well as bonus payments at his then current rate for 12 months, except that all of Mr. Gauvin’s outstanding equity awards will vest immediately.

Also, Mr. Gauvin is subject to nonsolicitation and noncompetition covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Estimated Payments upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2007 (December 31, 2007), and the price per share of Taleo’s common stock is the closing price on the Nasdaq as of that date ($28.78). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments upon
		Involuntary Termination Other
		than for Cause or Voluntary
		Termination for Good Reason
		Prior to	After Change
		Change in	in Control ($)
Name	Type of Benefit	Control ($)	(1)

M. Gregoire	Cash Severance — Base Salary	300,000	300,000
	Cash Severance — Bonus	—	400,000
	Vesting Acceleration(2)	3,244,983	4,892,840
	Continued Coverage of Employee Benefits(3)	19,362	19,749
	Tax Gross-up(4)	—	1,887,996

	Total Termination Benefits:	3,564,345	7,500,585

K. Murray	Cash Severance — Base Salary	137,500	275,000
	Cash Severance — Bonus	—	150,000
	Vesting Acceleration(2)	460,919	2,425,003
	Continued Coverage of Employee Benefits(3)	3,082	6,287

	Total Termination Benefits:	601,501	2,856,290

J. Carr	Cash Severance — Base Salary	125,000	250,000
	Cash Severance — Bonus	—	250,000
	Vesting Acceleration(2)	480,391	1,582,676
	Continued Coverage of Employee Benefits(3)	9,681	19,749
	Tax Gross-up(5)	—	200,000

	Total Termination Benefits:	615,072	2,302,425

G. Gauvin	Cash Severance — Base Salary	170,000	170,000
	Cash Severance — Bonus	—	170,000
	Vesting Acceleration(2)	204,664	752,263
	Continued Coverage of Employee Benefits(3)	2,398	2,398

	Total Termination Benefits:	377,062	1,094,661

(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason within one year of a change in control, or, with respect to Mr. Gregoire sixty days before or eighteen months following a change in control.

(2)	Reflects the aggregate market value of unvested option grants and unvested stock awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $28.78 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2007. For unvested stock awards, aggregate market value is computed by multiplying (i) $28.78, by (ii) the number of unvested shares at December 31, 2007. Mr. Gregoire’s employment agreement provides for acceleration of vesting of 50% of his outstanding equity awards in the event of a change in control, whether or not Mr. Gregoire is involuntarily terminated following such a change in control. The compensation expense associated with this provision of Mr. Gregoire’s employment agreement as of December 31, 2007 would have been $2,446,420.

(3)	Reflects the annual cost of COBRA coverage to maintain the benefits currently provided.

(4)	Assuming a termination date of December 31, 2007 and a price per share of $28.78, Taleo believes that Mr. Gregoire would be entitled to a gross-up payment for any excise tax liabilities under Section 280G of the Internal Revenue Code of approximately $1,880,000.

(5)	Assuming a termination date of December 31, 2007 and a price per share of $28.78 Taleo believes that Mr. Carr would also be entitled to a gross-up payment for excise tax liabilities under Section 280G of the Internal Revenue Code in an amount equal to or exceeding $200,000, the maximum amount permitted under his employment agreement.

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2007. Mr. Gregoire, who is an employee, does not receive additional compensation for his service as a director.

			Other
	Fees Earned or	Option Awards	Compensation		Total
Name	Paid in Cash ($)(1)	($) (2)(3)(4)	($)		($)

Mark Bertelsen(5)	3,083	—	—		3,083
Gary Bloom(6)	24,431	56,986	—		81,417
Patrick Gross	33,250	86,135	—		119,385
Howard Gwin(7)	52,422	129,135	—		181,557
Eric Herr	129,444	245,216	—		374,660
Greg Santora	46,424	62,440	—		108,864
Jeffrey Schwartz	28,750	53,120	—		81,870
Louis Tetu(7)(8)	24,999	288,445	50,970	(9)	364,414
Michael Tierney	40,000	53,120	—		93,120

(1)	Each director, with the exception of the chairman, may elect to receive up to 50% of his compensation in cash, with the balance paid in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. Mr. Herr, our chairman, may elect to receive up to 100% of his compensation in cash, with the balance paid in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. For fiscal 2007, the directors elected to receive their compensation in the form of restricted stock grants in the following amounts: $20,602 for Mr. Bloom; $33,084 for Mr. Gross; $22,472 for Mr. Gwin; $53,782 for Mr. Herr; $21,841 for Mr. Santora; $28,711 for Mr. Schwartz; $24,970 for Mr. Tetu and $37,257 for Mr. Tierney. These amounts are reflected in the table above.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual

Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008. These amounts do not correspond to the actual value that will be recognized by the directors.

(3)	In fiscal 2007, our non-employee directors received the following options to purchase shares of our common stock:

			Exercise Price Per	Grant Date
Name	Grant Date	Number of Shares	Share ($)	Fair Value ($)

Gary Bloom	02/07/07	25,000	14.12	191,000
Patrick Gross	06/07/07	6,000	21.03	64,491
Howard Gwin	06/07/07	6,000	21.03	64,491
Eric Herr	06/07/07	6,000	21.03	64,491
	05/10/07	25,000	17.91	225,618
Jeffrey Schwartz	06/07/07	6,000	21.03	64,491
Louis Tetu	06/07/07	6,000	21.03	64,491
Michael Tierney	06/07/07	6,000	21.03	64,491

(4)	As of December 31, 2007, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Aggregate Number of
Name	Shares

Mark Bertelsen	—
Gary Bloom	25,000
Patrick Gross	31,000
Howard Gwin	37,000
Eric Herr	62,000
Greg Santora	25,000
Jeffrey Schwartz	37,000
Louis Tetu	264,832
Michael Tierney	37,000

(5)	Mr. Bertelsen retired from the board of directors in February 2007.

(6)	Mr. Bloom joined the board of directors in February 2007.

(7)	Cash compensation was paid in Canadian dollars. Such amounts were converted to US dollars using the average conversion rate of 1.0194 Canadian dollars per US dollar on December 31, 2007.

(8)	Mr. Tetu retired from the board of directors in March 2008.

(9)	Pursuant to a consulting agreement, Mr. Tetu performed certain sales support services for which he was paid by Taleo. The consulting agreement terminated on December 31, 2007.

Standard Director Compensation Arrangements

Taleo uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our board of directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Corporate Governance and Nominating Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2004 Stock Plan. Any change in director compensation is approved by the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the board of directors and its various committees. Taleo’s non-employee directors, except Chairman of the Board, currently receive the following cash compensation:

•	a cash payment of $25,000 per year for board membership;

•	a cash payment of $25,000 per year for serving as chairman of the Audit Committee, or a cash payment of $12,500 per year for serving as a member of the Audit Committee;

•	a cash payment of $7,500 per year for serving as chairman of the Compensation Committee, or a cash payment of $3,750 per year for serving as a member of the Compensation Committee; and

•	a cash payment of $5,000 per year for serving as chairman of the Corporate Governance and Nominating Committee, or a cash payment of $2,500 per year for serving as a member of the Corporate Governance and Nominating Committee.

Each director may elect to receive up to 50% of such payments in cash, with the balance paid in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. Directors do not receive cash compensation for attending meetings of the Board of Directors or board committees.

Equity Compensation

In addition to the restricted stock awards described above, our non-employee directors receive automatic grants of options to purchase shares of our common stock pursuant to our 2004 Stock Plan. Upon joining the Board of Directors, a new non-employee director would be eligible to receive an initial, one-time option to purchase 25,000 shares, which vests as to one-third of the shares on each anniversary of the grant date. In addition, our non-employee directors who have been directors for at least six months as of the date of the annual meeting of stockholders receive an option to purchase 6,000 shares of Class A common stock, which vests as to all of the shares on the first anniversary of the date of grant.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Taleo.

Compensation Arrangement with Eric Herr

Mr. Herr was appointed chairman of the board in March 2007. In this role, he receives cash compensation of $37,500 per quarter. Mr. Herr may elect to receive up to 100% of such payments in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. In addition, Mr. Herr received an option grant of 25,000 shares on May 10, 2007, which vest as to all of the shares on the anniversary of the grant date, and Mr. Herr remains eligible to receive an automatic option grant as of the date of the 2008 annual meeting of stockholders to purchase 6,000 shares of Class A common stock, which vests as to all of the shares on the first anniversary of the date of grant. Mr. Herr does not receive cash compensation for attending meetings of the Board of Directors.

Compensation Arrangement with Louis Tetu

In April 2007, Taleo entered into a consulting agreement with LT Management Inc. Mr. Tetu is the sole stockholder of LT Management Inc. Pursuant to the consulting agreement, Mr. Tetu performed certain sales support services for Taleo, and Taleo paid Mr. Tetu CAD $12,500 per quarter. The consulting agreement terminated on December 31, 2007.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Taleo’s equity compensation plans as of December 31, 2007.

			(c)
			Number of Securities
			Remaining Available for
	(a)	(b)	Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a)
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders(1)	3,247,394	13.459	456,613	(1)
Equity compensation plans not approved by security holders(2)	328,690	14.1163	37,125

Total	3,576,084		493,738

(1)	Included in this amount are 291,495 shares available for future issuance under the Employee Stock Purchase Plan.

(2)	Amounts correspond to Taleo’s 2005 Stock Plan. In August 2005, the Board of Directors reserved 400,000 shares of Class A common stock under the 2005 Stock Plan for the grant of nonstatutory stock options to Taleo’s employees and consultants. The maximum term of a stock option granted under the 2005 Stock Plan is ten years. Generally, stock options will terminate three months after the optionee’s service to us or a parent or subsidiary company ends. If the termination is due to the optionee’s death or disability, the exercise period generally is extended to 12 months after death or termination of employment. Stock options granted under the 2005 Stock Plan are not transferable and may be exercised only by the optionee during his or her lifetime (or by his or her designated beneficiary or heir). The 2005 Stock Plan provides that in the event of a merger or sale of substantially all of our assets, the successor corporation will assume or substitute each outstanding option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the outstanding option, including shares which would not otherwise be exercisable, for a period of time as determined by the administrator. The option will terminate upon expiration of such period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Taleo’s Class A common stock and Class B common stock, as of March 31, 2008, for the following:

•	Each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our Class A common stock or Class B common stock;

•	Each of our non-employee directors;

•	Each of our named executive officers; and

•	All directors and current executive officers of Taleo as a group.

	Shares Beneficially Owned(2)					% of
	Class A Common Stock			Class B Common Stock		Total
	Number of			Number of		Voting
Name of Beneficial Owner(1)	Shares	%		Shares	%	Power

5% Stockholders:
Delaware Management Holdings(3)	1,728,017	7		—	—	7
2005 Market Street
Philadelphia, PA 10111
Seneca Investments LLC(4)	2,123,637	8		—	—	8
45 Rockefeller Plaza, Suite 2000
New York, NY 19103
Charles Sirois(5)	1,464,596	6		—	—	6
1250 René-Lévesque Blvd. West, Suite 3800
Montreal, Quebec H3B 4W8 Canada
T. Rowe Price Associates, Inc.(6)	1,821,104	7		—	—	7
100 E. Pratt Street
Baltimore, Maryland 21202
Martin Ouellet	—	—		462,118	100	2
389 Chemin de Roy
St. Augustin, Quebec G3A1W8 Canada
Non-Employee Directors:
Gary Bloom(7)	9,548		*	—	—		*
Patrick Gross(8)	11,100		*	—	—		*
Howard Gwin(9)	31,652		*	—	—		*
Eric Herr(10)	60,577		*	—	—		*
Greg Santora(11)	9,673		*	—	—		*
Jeffrey Schwartz(12)	425,677	2		—	—	2
Louis Tetu(13)	556,590	2		—	—	2
Michael Tierney(14)	2,168,997	8		—	—	8
Named Executive Officers:
Michael Gregoire(15)	516,658	2		—	—	2
Katy Murray(16)	63,717		*	—	—		*
Jeffrey Carr(17)	160,652	1		—	—	1
Guy Gauvin(18)	34,482		*	—	—		*
Bradford Benson(19)	131,302		*	—	—		*
All directors and current executive officers as a group (11 persons) (20)	3,492,733	13		—	—	13

*	Represents less than 1%.

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 31, 2008, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 25,905,290 shares of Class A common stock and 462,118 shares of Class B common stock outstanding on March 31, 2008.

(3)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2008.

(4)	Michael Tierney, one of our directors, owns 40% of the equity of Seneca Investments LLC directly and through PGNT Management LLC, of which he is the majority stockholder and sole director. Accordingly, he may be deemed to have voting and dispositive power and beneficially own the shares held of record by Seneca. Mr. Tierney disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. This information was obtained from a Form 4 filings made with the SEC pursuant through March 31, 2008.

(5)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 29, 2008.

(6)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 9, 2008.

(7)	Includes 8,334 shares subject to options that are exercisable within 60 days of March 31, 2008.

(8)	Includes 8,334 shares subject to options that are exercisable within 60 days of March 31, 2008.

(9)	Includes 29,055 shares subject to options that are exercisable within 60 days of March 31, 2008.

(10)	Includes 56,000 shares subject to options that are exercisable within 60 days of March 31, 2008.

(11)	Includes 8,334 shares subject to options that are exercisable within 60 days of March 31, 2008.

(12)	Includes 31,000 shares subject to options that are exercisable within 60 days of March 31, 2008.

(13)	Includes 208,380 shares subject to options that are exercisable within 60 days of March 31, 2008.

(14)	Includes (i) 10,000 shares held by Nikita Group Retirement Plan and Trust, of which Mr. Tierney is a 50% owner, (ii) 4,360 shares held by Mr. Tierney, (iii) 31,000 shares subject to options that are exercisable within 60 days of March 31, 2008, and (iv) 2,123,637 shares held by Seneca Investments LLC. See footnote (4) above.

(15)	Includes 406,658 shares subject to options that are exercisable and 93,750 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2008.

(16)	Includes 17,917 shares subject to options that are exercisable and 40,625 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2008.

(17)	Includes 110,831 shares subject to options that are exercisable and 29,375 restricted stock shares which may be reacquired by the company within 60 days of March 31, 2008.

(18)	Includes 26,875 shares subject to options that are exercisable within 60 days of March 31, 2008.

(19)	Includes 94,270 shares subject to options that are exercisable within 60 days of March 31, 2008.

(20)	Excludes Mr. Tetu and Mr. Benson as neither was a director or executive officer as of March 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, particularly those involving our directors and officers, must be reviewed and approved in writing in advance by our Board of Directors. Taleo will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to a related party. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Taleo;

•	Any person known to be the beneficial owner of five percent or more of Taleo common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

Related Person Transactions

Investor Rights Agreement

Taleo has entered into an investor rights agreement with certain of its stockholders, including certain directors and holders of 5% or more of Taleo’s capital stock and entities affiliated with such directors and stockholders. The terms of the investor rights agreement provide holders who previously held shares of preferred stock prior to Taleo’s initial public offering in October 2005, which shares converted into shares of Class A common stock upon the completion of the offering, with certain rights in regard to those shares, including registration rights, demand registration rights, piggy-back registration rights, transfer restrictions, rights of first refusal on issuances of Taleo’s capital stock and restricted share transactions, co-sale or drag-along rights, and other investor rights and obligations as described in the agreement. The registration rights survived Taleo’s initial public offering and will terminate upon the earlier of (i) five years following the completion of the initial public offering, or October 2010, or (ii) with respect to the registration rights of an individual holder, when the holder holds less than 1% of Taleo’s outstanding stock and when the holder can sell all of the holder’s shares in any three-month period pursuant to Rule 144 under the Securities Act of 1933, as amended. The majority of the other rights described above terminated upon the completion of Taleo’s initial public offering.

Compensation Arrangement with Bradford Benson

On November 9, 2007, Taleo entered into a consulting agreement with Mr. Benson, Taleo’s former executive vice president, products and technology. Pursuant to the consulting agreement, Mr. Benson resigned his position, effective November 15, 2007, and agreed to provide certain product, technology and strategy related services through March 14, 2008. During the term of his consulting agreement, Mr. Benson continued to be a service provider for Taleo and thus Mr. Benson’s equity awards continued to vest pursuant to Taleo’s option plan. Compensation expense related to this vesting was $47,640.

Compensation Arrangement with Louis Tetu

In April 2007, Taleo entered into a consulting agreement with LT Management Inc., of which Mr. Tetu is the sole stockholder. The consulting agreement terminated on December 31, 2007. For more information, see “Compensation Arrangement with Louis Tetu” on page 28.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Taleo’s executive officers and directors, and persons who own more than 10% of a registered class of Taleo’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish Taleo with copies of all such forms that they file.

Based solely on its review of the copies of such forms furnished to Taleo and written representations that no other forms were required to be filed during 2007, Taleo believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that Louis Tetu filed a late Form 4 reporting one transaction in July 2007 and a late Form 4 reporting one transaction in November 2007.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Taleo’s management and the independent registered public accounting firm and their activities with respect to Taleo’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Deloitte & Touche LLP and management;

•	discussed with Deloitte & Touche LLP, Taleo’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with Deloitte & Touche LLP their independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Taleo’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Greg Santora
Howard Gwin
Michael Tierney

OTHER MATTERS

Taleo knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as Taleo may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed on the enclosed proxy card, or by executing and returning the accompanying proxy in the enclosed envelope.

THE BOARD OF DIRECTORS

Dublin, California
April 24, 2008

Taleo Corporation

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 21, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/TLEO • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:*	For	Withhold		For	Withhold

	01 - Patrick Gross	☐	☐	02 - Jeffrey Schwartz	☐	☐

*To serve as Class III Directors for a term of three years or until their respective successors have been duly elected and qualified, except as noted.

		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐	3.	In their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Taleo Corporation

ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF TALEO CORPORATION
The undersigned stockholder of Taleo Corporation (“Taleo”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 24, 2008, and, revoking all prior proxies, hereby appoints Michael Gregoire and Katy Murray, or either of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Taleo to be held on May 21, 2008 at 3:00 p.m., Eastern time, at 111 Huntington Avenue, 31st Floor, Boston, Massachusetts 02199 and at any adjournment or postponement thereof, and to vote all shares of Class A common stock and Class B common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.
The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposal 2.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.